EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Jones Apparel Group, Inc.

Contacts:	Wesley R. Card, Chief Operating and Financial Officer Anita Britt, Executive Vice President Finance (215) 785-4000

JONES APPAREL GROUP, INC. TO REDEEM OUTSTANDING
ZERO COUPON CONVERTIBLE SENIOR NOTES DUE 2021
AND INCREASES 2004 EARNINGS PER SHARE GUIDANCE TO $2.50 to $2.75

NEW YORK, NEW YORK -- December 17, 2003 -- Jones Apparel Group, Inc. (NYSE:JNY) announced that it will redeem for cash all currently outstanding Zero Coupon Convertible Senior Notes due 2021. The Redemption Date is scheduled for February 1, 2004 at a Redemption Price (inclusive of Issue Price plus Accrued Original Issue Discount of 3.5%) of $554.41 per $1,000.00 of Principal Amount at Maturity. Notice to all Holders of Securities is being provided by the Trustee, The Bank of New York, who will serve as Paying Agent.

Wesley Card, Chief Operating and Financial Officer, stated, "The Redemption Amount of $446.6 million will be funded with cash on hand and the short term utilization of a portion of our $1.4 billion committed revolving lines of credit. Calling these Convertible Senior Notes will add approximately $0.10 to our previously provided 2004 earnings per share guidance, resulting in a 2004 estimated earnings per share range of $2.50 to $2.75."

Mr. Card further stated, "Our strong operating cash flow and solid balance sheet provide us with substantial financial flexibility as we remain focused on executing our diversified and balanced business strategy. Our committed lines of credit and our ability to access the investment grade capital markets allow us the ability to pursue further financial transactions, including acquisitions in 2004."

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 Company, is a leading designer and marketer of branded apparel, footwear and accessories. The Company's nationally recognized brands include Jones New York, Polo Jeans Company licensed from Polo Ralph Lauren Corporation, Evan-Picone, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Napier, Judith Jack, Kasper, Anne Klein, Albert Nipon and LeSuit. The Company also markets costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Corporation and the Givenchy brand licensed from Givenchy Corporation, and footwear and accessories under the ESPRIT brand licensed from Esprit Europe, B.V. Celebrating more than 30 years of service, the Company has built a reputation for excellence in product quality and value, and in operational execution.

Certain statements herein are "forward-looking statements'' made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including the strength of the economy and the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, and other factors which are set forth in the Company's 2002 Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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